Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of SolarEdge Technologies, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 20, 2018, with respect to the consolidated financial statements of SolarEdge Technologies, Inc. as of December 31, 2017, December 31, 2016 and June 30, 2016 and for the year ended December 31, 2017, the period from July 1, 2016 to December 31, 2016, and each of the two fiscal years in the period ended June 30, 2016, and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 12, 2019	A Member of Ernst & Young Global